TRXADE GROUP, INC.

AMENDED AND RESTATED POLICY ON INSIDER TRADING

As Adopted by the Board of Directors on March 25, 2021

This Policy has been adopted by Trxade Group, Inc., and supersedes prior policy statements on this subject. It applies to all employees, consultants, directors, and officers of the Company.

Trxade Group, Inc. (the "**Company**") has adopted this Policy on Insider Trading to apply to the persons described below. The Company reserves the right to amend or rescind this Policy or any portion of it at any time and to adopt different policies and procedures at any time. **This Policy must be strictly followed.**

A. General Rule.

It is a violation of the federal securities laws for any person to buy or sell securities if he or she is in possession of material inside information. Information is material if it could affect a person's decision whether to buy, sell or hold the securities. It is inside information if it has not been publicly disclosed. Furthermore, it is illegal for any person in possession of material inside information to provide other people with such information or to recommend that they buy or sell the securities. (This is called "**tipping.**") In that case, they may both be held liable. **Please note that the Securities and Exchange Commission (the "SEC") has imposed large penalties even when the disclosing person did not profit from the trading.**

The SEC, the stock exchanges, and plaintiffs' lawyers focus on uncovering apparent insider trading. In this regard, please be aware that the SEC and the stock exchanges use sophisticated electronic surveillance techniques to uncover insider trading. In addition, the SEC and the stock exchanges maintain a very extensive database of officers, directors, and certain employees of public companies. It is quite possible that this database includes personal information about you, your relatives, and other acquaintances. **As a result, if you or your acquaintances engage in insider trading, it is extremely likely that it will eventually be discovered and prosecuted.**

A breach of the insider trading laws could expose the insider to criminal fines up to three times the profits earned and imprisonment up to ten years, in addition to civil penalties (up to three times the profits earned) and injunctive actions. In addition, punitive damages may be imposed under applicable state laws. Securities laws also subject controlling persons to civil penalties for illegal insider trading by employees. Controlling persons include the Company, and are interpreted by the SEC to include directors, officers and supervisors. These persons may be subject to significant fines.

Inside information does not belong to the individual directors, officers, or other employees who may handle it or otherwise become knowledgeable about it. For any person to use such information for personal benefit or to disclose it to others outside the Company violates the Company's interests. More particularly, in connection with trading in Company securities, it is a fraud against members of the investing public and against the Company.

B. What Does the Policy Apply To?

This Policy applies to all transactions in the Company's securities, including common stock, restricted stock, restricted stock units, options and warrants to purchase common stock and any other debt or equity securities the Company may issue from time to time, such as bonds, preferred stock and convertible debentures, as well as to derivative securities relating to the Company's securities, whether or not issued by the Company, such as exchange-traded options.

C. Who Does the Policy Apply To?

This policy applies to all employees, officers, consultants, and directors of the Company and members of their immediate families who reside with them or anyone else who lives in their household and family members who live elsewhere but whose transactions in Company securities are directed by such employees, officers and directors or subject to their influence and control (collectively referred to as "**Family Members**").

D. Other Companies' Stocks

The same rules apply to other companies' stocks. Employees, directors, and consultants, who learn material information about suppliers, customers, potential acquisition candidates, or competitors through their work at the Company, should keep it confidential and not buy or sell stock in such companies until the information becomes public. Directors, officers, employees, and consultants should not give tips about such stocks. Similar rules apply to Family Members of employees, directors and consultants.

E. Trading in Options or Making "Short" Sales

The insider trading prohibition also applies to trading in options, such as put and call options, and selling stock "**short**". Both forms of trading are highly speculative and very risky. People who buy options are betting that the stock price will move rapidly. For that reason, when a person trades in options in his or her employer's stock, it will arouse suspicion in the eyes of the SEC that the person was trading on the basis of inside information, particularly where the trading occurs before a Company announcement or major event. It is difficult for an employee to prove that he or she did not know about the announcement or event.

If the SEC or the stock exchanges were to notice active options trading or "**short**" sales by one or more directors or employees of the Company prior to an announcement, they would investigate. Such an investigation could be embarrassing to the Company (as well as expensive) and could result in severe penalties and expense for the persons involved.

For all of these reasons, the Company prohibits its directors, officers and employees from trading in options in the Company's stock or selling the Company's stock "**short.**" **This prohibition does not apply to employee or director stock options granted by the Company or to shares acquired upon exercise of employee or director stock options. Furthermore, this prohibition does not apply to the use of the Company's securities as consideration for the exercise of any such options or for the payment of any related withholding taxes.**

F. What information is material?

It is not possible to define all categories of material information. However, information should be regarded as material if there is a substantial likelihood that it would be considered important to a reasonable investor in making a voting decision or an investment decision to buy, hold or sell securities. Any information that could be expected to affect the market price of the Company's securities, whether such information is positive or negative, should be considered material. Because trading that receives scrutiny will be evaluated after the fact with the benefit of hindsight, questions as to the materiality of particular information should be resolved in favor of materiality, and trading should be avoided. Officers, directors and certain other employees are subject to the Blackout Period provisions described in **Section G**.

While it may be difficult under this standard to determine whether particular information is material, there are various categories of information that are particularly sensitive and, as a general rule, should always be considered material. Examples of such information may include:

- Financial results;
- Projections of future earnings or losses;
- News of a pending or proposed merger, acquisition or tender offer;
- News of a pending or proposed acquisition or disposition of significant assets;
- Actions of regulatory agencies;

- News of a pending or proposed acquisition or disposition of a subsidiary;
- Impending bankruptcy or financial liquidity problems;
- Gain or loss of a significant customer or supplier;
- Significant energy generation or supply problems;
- Significant pricing changes;
- Stock splits and stock repurchase programs;
- New equity or debt offerings;
- Significant litigation exposure due to actual or threatened litigation; and
- Changes in senior management.

"**Material Nonpublic Information**" is material information that has not been previously disclosed to the general public through a press release or securities filings and is otherwise not available to the general public.

G. The Window Policy and other Guidelines

The following guidelines should be followed in order to ensure compliance with applicable anti-fraud laws and with the Company's policies:

1. *Trading Restrictions.* No employee, officer or director of the Company and its subsidiaries and no Family Member of any such person, shall engage in any transaction involving a purchase or sale of the Company's securities, including any offer to purchase or offer to sell (other than pursuant to a trading plan that complies with SEC Rule 10b5-1 and which is pre-cleared by the Chief Executive Officer), during any period commencing with the date that he or she possesses Material Nonpublic Information concerning the Company and ending at the close of business on the second Trading Day (as defined below) following the date of public disclosure of that information, or at such time as such nonpublic information is no longer material. As used in this Policy, the term "**Trading Day**" shall mean a day on which national stock exchanges are open for trading. If, for example, the Company were to make an announcement on a Monday, Designated Insiders (as defined below) shall not trade in the Company's securities until Thursday.

To ensure compliance with this Policy and applicable federal securities laws, and to avoid even the appearance of trading on the basis of inside information, the Company requires that officers, directors and all employees in the accounting and finance departments of the Company (collectively, "**Designated Insiders**") and Family Members of the foregoing, to refrain from conducting transactions involving the purchase or sale of the Company's securities during the Blackout Periods established below. Each of the following periods will constitute a "**Blackout Period**":

- Each Trading Day which does not fall between the 60-day period beginning after the second full business day after a quarterly earnings release (i.e., the release of quarterly reports) for the preceding fiscal period (the "**window**"), subject in each case, to the restrictions below.

  For example, if the Company's quarterly results are released after market close on April 26, you may trade during the period from April 29 to June 28 (assuming in each case that all such days are business days and no holidays or weekends fall on or between such days), unless the Company's Chief Executive Officer has closed the window for some other reason.

- In addition to the Blackout Periods described above, the Company may announce "**special**" Blackout Periods from time to time. Typically, this will occur when there are nonpublic developments that would be considered material for insider trading law purposes, such as, among other things, developments relating to regulatory proceedings or a major corporate transaction. Depending on the circumstances, a "**special**" Blackout Period may apply to all Designated Insiders or only a specific group of Designated Insiders. The Chief Executive Officer will provide written notice to Designated Insiders subject to a "**special**" Blackout Period. Any person made aware of the existence of a "**special**" Blackout Period should not disclose the existence of the Blackout Period to any other person. The failure of the Company to designate a person as being subject to a "**special**" Blackout Period will not relieve that person

of the obligation not to trade while aware of Material Nonpublic Information. As used in this Policy, the term "**Blackout Period**" shall mean all periodic Blackout Periods and all "**special**" Blackout Periods announced by the Company.

- The purpose behind the Blackout Period is to help establish a diligent effort to avoid any improper transactions. Trading in the Company's securities outside a Blackout Period should not be considered a "**safe harbor**", and all employees, officers and directors and other persons subject to this Policy should use good judgment at all times. Even outside a Blackout Period, any person possessing Material Nonpublic Information concerning the Company should not engage in any transactions in the Company's securities until such information has been known publicly for at least two Trading Days after the date of announcement. Although the Company may from time to time impose special Blackout Periods, because of developments known to the Company and not yet disclosed to the public, each person is individually responsible at all times for compliance with the prohibitions against insider trading.

- If a "**special**" Black Out Period is implemented, that fact should not be communicated to the public because of adverse inferences that may be drawn from that information.

- Notwithstanding the above restrictions on trading, individuals may buy or sell securities pursuant to a "**Sales Plan**" that complies with the requirements of Rule 10b5-1(c)(1)(i)(B) under the Securities Exchange Act of 1934, as amended, provided that the form of any such Sales Plan must be approved in advance by the Chief Executive Officer.

- The above restrictions also do not apply to exercises of stock options or other equity awards or the surrender of shares to the Company in payment of the exercise price or in satisfaction of any tax withholding obligations in a manner permitted by the applicable equity award agreement, or vesting of equity-based awards, that in each case do not involve a market sale of the Company's securities (the "**cashless exercise**" of a Company stock option through a broker does involve a market sale of the Company's securities, and therefore would not qualify under this exception); however, such restrictions would restrict the sale of such shares issuable upon exercise until the window is open.

- The above restrictions also do not apply to bona fide gifts of the Company's securities.

- No individual possessing material nonpublic information concerning the Company or its subsidiaries may trade in Company securities even during applicable trading windows. Persons possessing such information may trade during a trading window only after the close of trading on the third full trading day following the Company's widespread public release of such information.

- The Chief Executive Officer may, on a case-by-case basis, authorize trading in Company securities outside of the applicable trading windows due to financial hardship or other hardships only after:

  a. the person trading has notified the Chief Executive Officer in writing of the circumstances of the hardship and the amount and nature of the proposed trade(s);

  b. the person trading has certified to the Chief Executive Officer in writing no earlier than two business days prior to the proposed trade(s) that he or she is not in possession of material nonpublic information concerning the Company; and

  c. the Chief Executive Officer has approved the trade(s).

- The existence of the foregoing approval procedures does not in any way obligate the Chief Executive Officer to approve any trades requested by hardship applicants. The Chief Executive Officer may reject any trading requests at his sole reasonable discretion.

2. *Nondisclosure*. Material inside information must not be disclosed to anyone, except to persons within the Company whose positions require them to know it, until it has been publicly released by the Company.

3. *Company Options*. The exercise of employee stock options or purchases pursuant to any stock option plan is not subject to this Policy, except as discussed in Section G.1, above. *However*, stock that was acquired upon exercise of a stock option plan will be treated like any other stock, and may not be sold by an employee, unless such sales comply with the trading restrictions set forth above.

4. *Avoid Speculation*. The Company encourages all employees, directors and other persons subject to this Policy to avoid speculating in the Company's stock. Our stock option program gives employees and directors an opportunity to share in the future growth of the Company. But investing means buying to share in the growth of the Company, it does not mean short-range speculation based on fluctuations in the market. Subject to the prohibition on trading on inside information and the other policies described herein, employees and directors may sell shares acquired through exercise of options. The Company, however, encourages you to avoid frequent trading in Company stock.

5. *Trading in Other Securities*. No employee, director, consultant, or other person subject to this Policy should place a purchase or sale order, or recommend that another person place a purchase or sale order, in the securities of another corporation, if such person learns in the course of his or her employment or involvement with the Company confidential information about the other corporation that is likely to affect the value of those securities. For example, it would be a violation of the securities laws if an employee learned through Company sources that the Company intended to purchase assets from a corporation, and then bought or sold stock in that other corporation because of the likely increase or decrease in the value of its securities.

6. *Priority of Statutory or Regulatory Trading Restrictions*. The trading prohibitions and restrictions set forth in this policy will be superseded by any greater prohibitions or restrictions prescribed by federal or state securities laws and regulations, e.g., short-swing trading by individuals pursuant to Section 16 of the Securities Exchange Act of 1934, as amended (discussed below) or restrictions on the sale of securities subject to Rule 144 under the Securities Act of 1933, as amended. Any individual who is uncertain whether other prohibitions or restrictions apply should ask the Company's securities counsel, The Loev Law Firm, PC.

7. *Section 16 Liability - Directors and Officers*. Certain officers and all directors of the Company must also comply with the reporting obligations and limitations on short-swing profit transactions set forth in Section 16 of the Securities Exchange Act of 1934, as amended (the "**Exchange Act**"). The practical effect of these provisions is that any officer or director who purchases and sells the Company's securities within a six-month period must disgorge all profits to the Company whether or not he or she had knowledge of any Material Nonpublic Information. Moreover, no such officer or director may ever make a short sale of the Company's common stock which is unlawful under Section 16(c) of the Exchange Act. The Company will provide separate memoranda and other appropriate materials to the affected officers and directors regarding compliance with Section 16 and its related rules.

The rules on recovery of short-swing profits are absolute and do not depend on whether a person has Material Nonpublic Information.

8. *Publicly Traded Options*. A transaction in options is, in effect, a bet on the short-term movement of the Company's stock and therefore creates the appearance that the employee, officer or director is trading based on inside information. Transactions in options also may focus the trader's attention on short-term performance at the expense of the Company's long-term objectives. Accordingly, transactions in puts, calls or other derivative securities, on an exchange or in any other organized market, are prohibited. Option positions arising from certain types of hedging transactions are governed by the section below captioned "Hedging or Monetization Transactions."

9. *Hedging or Monetization Transactions.* Certain forms of hedging or monetization transactions, such as zero-cost collars and forward sale contracts, allow an employee, officer or director to lock in much of the value of his stock holdings, often in exchange for all or part of the potential for upside appreciation in the stock. These transactions would allow an employee, officer or director to continue to own the covered securities, but without the full risks and rewards of ownership. When that occurs, their interests and the interests of the Company and its shareholders may be misaligned and may signal a message to the trading market that may not be in the best interests of the Company and its shareholders at the time it is conveyed. Accordingly, hedging transactions and all other forms of monetization transactions are prohibited.

10. *Margin Accounts and Pledges.* Securities held in a margin account may be sold by the broker without the customer's consent if the customer fails to meet a margin call. Similarly, securities pledged (or hypothecated) as collateral for a loan may be sold in foreclosure if the borrower defaults on the loan. A margin sale or foreclosure sale may occur at a time when the pledgor is aware of Material Nonpublic Information or otherwise is not permitted to trade in Company securities pursuant to Blackout Period restrictions. Thus, employees, officers and directors are prohibited from pledging Company securities as collateral for a loan. Additionally, shares of Company stock may not be held in a margin account.

11. *Post-Termination Transactions.* This Policy continues to apply to transactions in Company securities even after an employee, officer or director has resigned or terminated employment. If the person who resigns or separates from the Company is in possession of Material Nonpublic Information at that time, he or she may not trade in Company securities until that information has become public or is no longer material.

12. *Director and Executive Officer Cashless Exercises.* The Company will not arrange with brokers to administer cashless exercises on behalf of directors and executive officers of the Company. This approach is to avoid any inference that the Company has "extended credit" in the form of a personal loan to the director or executive officer. Questions about cashless exercises should be directed to the General Counsel.

H. Potential Civil, Criminal and Disciplinary Sanctions.

1. *Civil and Criminal Penalties.* The consequences of prohibited insider trading or tipping can be severe. Persons violating insider trading or tipping rules may be required to disgorge the profit made or the loss avoided by the trading, pay the loss suffered by the person who purchased securities from or sold securities to the insider tippee, pay civil penalties and serve a jail term. The Company and/or the supervisors of the person violating the rules may also be required to pay major civil or criminal penalties. "**Controlling persons**" are also subject to significant civil penalties. Furthermore, a private action may be brought against a person who trades on inside information by any person who bought or sold before the inside information became public, not just the person from whom the securities were bought or sold.

2. *Company Discipline.* Violation of this policy or federal or state insider trading or tipping laws by any director, officer or employee, or their family members, may subject the director to dismissal proceedings and the officer or employee to disciplinary action by the Company or its appropriate subsidiary up to and including termination for cause.

3. *Reporting of Violations.* Any person who violates this policy or any federal or state laws governing insider trading or tipping, or knows of any such violation by any other Insiders, must report the violation immediately to the Chief Executive Officer or Secretary of the Company. Upon learning of any such violation, the Chief Executive Officer or Secretary, in consultation with the Company's legal counsel, will determine whether the Company should release any material nonpublic information, or whether the Company should report the violation to the SEC or other appropriate governmental authority.

I. Acknowledgement.

Please read this Policy carefully, and promptly sign and return the attached Acknowledgment to:

Howard Doss

Chief Financial Officer
Trxade Group, Inc.

ACKNOWLEDGMENT

I have received a copy of the Policy on Insider Trading of Trxade Group, Inc. and a copy of the Policy on Control and Disclosure of Confidential Information. I have read and understand the policies. I will comply with the policies and procedures set forth in the Policy. I understand and agree that, if I am an employee of Trxade Group, Inc., or any of its subsidiaries or affiliates, my failure to comply in all respects with the policies of Trxade Group, Inc., including the Policy on Insider Trading and the Policy on Control and Disclosure of Confidential Information, is a legitimate basis for termination for cause of my employment with Trxade Group, Inc., and any of its subsidiaries to which my employment now relates or may in the future relate.

Date:_________________ Signed: ______________________________

Name: ______________________________
(Please Print)

Please return to:

Howard Doss
Chief Financial Officer
Trxade Group, Inc.